Exhibit 21.1

Subsidiaries of the Registrant

Entities owned at December 31, 2006

Entity	Country of Incorporation
NetManage, Inc.	US
Network Software Associates, Inc.	US
NetSoft, Inc.	US
NetSoft Benelux BVBA	Belgium
NetManage Veenendaal HFL (Branch)	Netherlands
NetManage UK Limited	UK
FTP Software, Inc.	US
Wall Data Incorporated	US
Wall Data International, Inc.	US
NetManage Software GmbH	Germany
NetManage Canada Inc.	Canada
N.Y. NetManage (Yerushalayim) Ltd.	Israel
NetManage, Ltd.	Israel
NetManage Italia SRL (1% owned by NetManage SARL)	Italy
NetManage Iberia, S.L.	Spain
NetManage SARL	France
Librados, Inc	US